AMENDMENT NUMBER ONE TO SECOND
                   AMENDED AND RESTATED CREDIT AGREEMENT


          This AMENDMENT NUMBER ONE TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT, dated as of February 18, 1994, is entered into among SOUTHDOWN, INC., a Louisiana corporation ("Borrower"), the banks and financial institutions that are signatories to the Credit Agreement (collectively, "Banks", and individually, a "Bank"), and WELLS FARGO BANK, N.A., a national banking association, as agent for Banks hereunder ("Agent").

          WHEREAS, Borrower has requested that the Credit Agreement be modified to permit the redemption, payment, or acquisition, in one or more transactions, of its Series A Preferred Stock on the same terms and conditions that it now permits the redemption, payment, or acquisition of its Convertible Exchangeable Preferred Stock; and

          WHEREAS, subject to the terms and conditions contained herein, Banks are willing to amend such provisions of the Credit
Agreement.

          NOW, THEREFORE, in consideration of the mutual covenants, conditions, and provisions hereinafter set forth, the parties hereto agree as follows:


                                 ARTICLE 1

                                DEFINITIONS

          1.1 Definitions for this Amendment. Any and all initially capitalized terms used herein shall have the meanings ascribed thereto in the Credit Agreement, as amended hereby, unless specifically defined herein. For purposes of this Amendment, the following initially capitalized terms shall have the following meanings:

          "Agent" shall have the meaning set forth in the introduction to this Amendment.

          "Amendment" means and refers to this Amendment Number
     One to Second Amended and Restated Credit Agreement among
     Borrower, Banks parties hereto, and Agent, together with any and all exhibits and schedules hereto.

          "Bank" and "Banks" shall have the respective meanings set forth in the introduction to this Amendment.

          "Borrower" shall have the meaning set forth in the introduction to this Amendment.

          "Credit Agreement" means and refers to that certain
     Second Amended and Restated Credit Agreement, dated as of
     November 19, 1993, among Borrower, Banks, and Agent.

          1.2  Amendment of Section 1.1 of the Credit Agreement.
Section 1.1 of the Credit Agreement is hereby amended by (a) adding the defined terms "Series A Preferred Stock" and "Redeemable Preferred Stock" as follows, and (b) deleting the defined terms "Balance of the Net Issuance Proceeds," "Failed Conversion," "Permitted Junior Payments," "Permitted Preferred Stock," and "Underwritten Call" in their entirety and substituting therefor the following correlative defined terms:

          "Balance of Net Issuance Proceeds" means and refers to
     (a) the aggregate Net Issuance Proceeds of Qualifying Offerings, minus (b) the aggregate amount paid by Borrower on or after September 30, 1993 to redeem or acquire Redeemable Preferred Stock in connection with one or more Failed Conversions (such amount to be calculated by excluding amounts paid by Borrower that were covered by an Underwritten Call where the underwriter has performed its underwriting obligations).

          "Failed Conversion" means and refers to an attempted redemption or acquisition (except acquisitions from time to time if the aggregate amount paid in connection with all such excepted acquisitions does not exceed $50,000) of Redeemable Preferred Stock by Borrower where, in response to such attempt, the holders of five percent (5%) or more of the outstanding shares of such Redeemable Preferred Stock that Borrower offered to redeem or acquire do not elect to convert such stock into Borrower Common Stock.

          "Permitted Junior Payments" means and refers to, so long as at each time thereof, no Event of Default or Unmatured Event of Default has occurred and is continuing and no such Event of Default or Unmatured Event of Default would result therefrom, (a) the redemption, payment, or acquisition, in one or more transactions, of up to Forty-Five Million Dollars ($45,000,000) principal amount of the Senior Subordinated Notes, (b) from and after the date of the consummation of a Qualifying Offering, and so long as, prior thereto, there has not been a Failed Conversion, the redemption, payment, or acquisition, in one or more transactions, in an aggregate amount (excluding any consideration paid in the form of Borrower Common Stock) up to the Net Issuance Proceeds of such Qualifying Offering, of the Senior Subordinated Notes or the Redeemable Preferred Stock, (c) from and after the date of the consummation of a Qualifying Offering and if, prior thereto, there has been a Failed Conversion, the redemption, payment, or acquisition, in one or more transactions, in an aggregate amount (excluding any consideration paid in the form of Borrower Common Stock) up to the Balance of Net Issuance Proceeds, of the Senior Subordinated Notes or the Redeemable Preferred Stock, (d) the redemption or acquisition, in one or more transactions, in an aggregate amount (excluding any consideration paid in the form of Borrower Common Stock) up to the obligation of the underwriter under an Underwritten Call, of the Redeemable Preferred Stock, (e) the incurrence of the Exchange Subordinated Debt pursuant to Section 6.1(c), (f) the conversion of any Permitted Preferred Stock into, or the redemption or acquisition of any Permitted Preferred Stock for, Borrower Common Stock and payments of immaterial amounts in lieu of fractional shares in connection with any such conversion, redemption, or acquisition, and (g) the redemption, repurchase, or retirement for value of Borrower Common Stock so long as the aggregate amount of all such redemptions, repurchases, and retirements for value do not exceed $50,000.

          "Permitted Preferred Stock" means and refers to (a) the Series A Preferred Stock, (b) the Convertible Exchangeable Preferred Stock, (c) the Series C Preferred Stock, and (d) Preferred Stock issued by Borrower (and not by one or more of its Subsidiaries) that is not Prohibited Preferred Stock.

          "Redeemable Preferred Stock" means the Series A
     Preferred Stock and the Convertible Exchangeable Preferred
     Stock.

          "Series A Preferred Stock" means and refers to Borrower's Preferred Stock, $.70 Cumulative Convertible
     Series A.

          "Underwritten Call" means and refers to an underwriting agreement whereby an underwriter, with a rating of A or A2, or better, from S&P or Moody's agrees, in connection with a proposed redemption or acquisition of Redeemable Preferred Stock, to purchase from Borrower shares of Borrower Common Stock at a price at least equal to the conversion price then applicable to such Redeemable Preferred Stock. The number of such shares that such underwriter shall so agree to purchase shall be a number such that, after giving effect to such purchase and any conversion of such Redeemable Preferred Stock to Borrower Common Stock in accordance with the terms and conditions governing such Redeemable Preferred Stock, Borrower will have issued at least 95% of the number of shares of Borrower Common Stock as it would have issued if all such Redeemable Preferred Stock proposed to be redeemed or acquired had been so converted. Such purchase may be a direct purchase of Borrower Common Stock or may be effected indirectly, such as pursuant to an agreement by such underwriter to purchase tendered shares of Redeemable Preferred Stock and, thereupon, to convert such shares to Borrower Common Stock.


                                 ARTICLE 2

                                CONDITIONS

          2.1  Conditions to the Effectiveness of this Amendment.
The effectiveness of this Amendment is subject to the fulfillment, to the satisfaction of Agent, of each of the following conditions:

               2.1.1 the Agent shall have received a certificate from a Secretary or Assistant Secretary of Borrower attesting to the resolutions of Borrower's board of directors authorizing the execution and delivery of this Amendment and authorizing specific officers to execute and deliver same;

               2.1.2 the Agent shall have received an executed counterpart of this Amendment duly executed and delivered by Borrrower and each of the Majority Banks; and

               2.1.3       the Agent shall have received a
certificate from a Responsible Officer certifying that:

                    (i) the representations and warranties of Borrower and the Specified Subsidiaries contained in the Credit Agreement and the Loan Documents, to the extent that each is a party thereto, are true and correct in all material respects at and as of the date of the effectiveness of this Amendment, as though made on and as of such date (except to the extent that such representations and warranties expressly relate solely to an earlier date);

                    (ii) neither an Event of Default nor an
     Unmatured Event of Default have occurred and is continuing on the date of the effectiveness of this Amendment;

                    (iii) on the date of the effectiveness of this Amendment, no Material Adverse Change has occurred, as a result of one or more acts or occurrences; and

                    (iv) the Credit Agreement and each of the Loan Documents are in full force and effect.

                                 ARTICLE 3

                               MISCELLANEOUS

          3.1 Effectiveness. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original. All of such counterparts shall constitute but one and the same instrument. Delivery of an executed counterpart of the signature pages of this Amendment by telecopier shall be equally effective as delivery of a manually executed counterpart. Any party delivering an executed counterpart of the signature pages of this Amendment by telecopier thereafter also shall deliver promptly a manually executed counterpart, but the failure to deliver such manually executed counterpart shall not affect the validity, enforceability, or binding effect of this Amendment. This Amendment shall be effective as of the date hereof, subject to the fulfillment of the conditions set forth in Section 2.1 of this Amendment. This Amendment shall have no retroactive effect whatsoever.

          3.2 No Other Amendment. Except as expressly amended hereby, the Credit Agreement shall remain unchanged and in full force and effect. To the extent any terms or provisions of this Amendment conflict with those of the Credit Agreement, the terms and provisions of this Amendment shall control. This Amendment shall be deemed a part of and is hereby incorporated in the Credit Agreement.

          3.3 Governing Law. This Amendment shall be governed by, and construed and enforced in accordance with, the laws of the State of California.

          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered as of the date first set forth above.

                                   SOUTHDOWN, INC.,
                                   a Louisiana corporation

                                   By____________________________
                                   Title:______________________


                                   WELLS FARGO BANK, N.A.,
                                   a national banking
                                   association, in its individual
                                   capacity and as Agent

                                   By____________________________
                                   Title:______________________


                                   SOCIETE GENERALE, SOUTHWEST
                                   AGENCY

                                   By____________________________
                                   Title:______________________


                                   CREDIT SUISSE

                                   By____________________________
                                   Title:______________________

                                   By____________________________
                                   Title:______________________


                                   CAISSE NATIONALE DE CREDIT
                                   AGRICOLE

                                   By____________________________
                                   Title:______________________

                                   BANQUE PARIBAS

                                   By____________________________
                                   Title:______________________


                                   CIBC INC.

                                   By____________________________
                                   Title:______________________

                                   THE BANK OF NOVA SCOTIA

                                   By____________________________
                                   Title:______________________


                                   THE FIRST NATIONAL BANK OF
                                   BOSTON

                                   By____________________________
                                   Title:______________________